PURCHASE AGREEMENT
                           Taco Cabana
                        New Braunfels, TX

This AGREEMENT, entered into effective as of the 3rd of May, 1996


l. Parties. Seller is AEI Real Estate Fund XVIII Limited Partnership, ("Seller"). Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is The Givens Family Trust dated 1974, Robert E. Givens and Marie J. Givens, Trustees ("Buyer"). Seller wishes to sell and Buyer wishes to buy the Property.

2. Property. The Property to be sold to Buyer in this transaction is legally described on Exhibit A attached hereto, subject to all easements, convenants, conditions, restrictions and agreements of record ("Permitted Exceptions").

3. Purchase Price. The purchase price for this Property is $1,053,000, based on the following terms:

4. Terms. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $10,000 to be deposited into Escrow (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed. After the expiration of the Review Period as defined in paragraph 6 below, the First Payment held for the account of Seller shall become non-refundable.

     (b) Balance of purchase price, $1,043,000, to be deposited into escrow on or before closing.

5 Closing Date.  Escrow shall close on or before June 1, 1996.

6 . Due Diligence. Buyer will have until the expiration of the tenth day after delivery (the "Review Period") of each of following items as set forth in 6(a) - (d), to be supplied by Seller, to conduct all of its inspections and due diligence and satisfy itself regarding each item, the Property, and this transaction.

     (a) The original and one copy of a title insurance commitment for an Owner's Title insurance policy (see paragraph 8 below).

     (b) Copies of a Certificate of Occupancy or other such document as of the date reflected thereon may be in Seller's possession certifying completion and granting permission to permanently occupy the improvements on the Entire Property.

     (c) Copies of an "as built" survey of the Property done concurrent with Seller's acquisition of the Property.


     Buyer Initial  /s/ RG /s/ MG
     Purchase Agreement for: Taco Cabana - New Braunfels, TX


     (d) Lease of the Entire Property showing occupancy date, lease expiration date, rent, and security deposit, if any, and Guarantys, if any, accompanied by such tenant financial statements as provided to Seller by the Tenant and/or Guarantors.

     Buyer acknowledges that the information provided and to be provided by Seller with respect to the Property and to the Lessee and Guarantors of Lease was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information. Seller is not aware that such information is inaccurate or misleading.

     At closing, Seller shall provide Buyer with an affidavit under penalty of perjury, that Seller is not a "foreign person".

      Buyer may cancel this agreement for ANY REASON in its sole discretion by delivering a cancellation notice by certified mail, return receipt requested, or by personal delivery to Seller and escrow holder before the expiration of the Review Period or Inspection Period. Such notice shall be deemed effective only upon receipt by Seller.

      If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees and any liabilities under sections 15(a) of this Agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be returned its First Payment and, if received by Seller, Second
Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      7. Escrow. Escrow shall be opened by Seller and funds deposited upon acceptance of this agreement. The Escrowee will be a nationally-recognized escrow company selected by Seller and reasonably acceptable to Buyer. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. The parties agree to sign these additional instructions of the Escrowee, if any. If there is any conflict between these other instructions and this Agreement, this Agreement will control. Escrow will be opened upon acceptance of this Agreement by Seller.

Esrow shall be at Lockwood Escrow, (changed to conform to the facts)
 /s/ RG /s/ MG
      8.  Title. Closing will be conditioned on the commitment of a title company selected by Seller and acceptable to Buyer to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own insurable title to the Property subject only
to:  the  title  company's  standard  exceptions;   current  real
property taxes and assessments; survey exceptions; and other items of record not affecting marketability disclosed to Buyer during the Review Period ("Permitted Exceptions").

Title shall be at Commonwealth Title (changed to conform to the facts) /s/ RG /s/ MG
      Buyer shall be allowed three (3) days after receipt of said commitment for examination and the making of any objections to marketability of exceptions to title thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed ten (10) days to make such title marketable or cure Buyer's objections, or in the


Buyer Inital: /s/ RG  /s/ MG
Purchase Agreement for:  Taco Cabana - New Braunfels, TX

alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment shall be returned and this agreement shall be null and void and of no further force and effect.

     Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten
(10) days after written notice of correction to the Buyer, the parties shall perform this agreement according to its terms.

     9. Closing Costs. Seller will pay the deed stamp taxes, if any, and one-half of escrow fees, and any brokerage commissions payable. Seller shall pay for the cost of issuing the title commitment. Buyer will pay the cost of the title insurance premium for an Owner's policy, all recording fees, one-half of the escrow fees, the costs of a update to the Survey in Seller's possession (if an update is required by Buyer). Each party will pay its own attorneys' fees and costs to document and close this transaction.

     10.  Real Estate Taxes, Special Assessments and Prorations.

     (a) Because the Entire Property is subject to a triple net lease and Seller holds no escrow for such taxes, the parties acknowledge that there shall be no need for actual real estate tax proration including levied or pending special assessments. Seller represents that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable in all years prior to the year of Closing have been paid in full. Regardless, responsibility for such taxes due and payable in the year of closing shall be prorated as of the date of closing for any portion not paid by the Tenant of the Property.

     (b) All income and all operating expenses payable by Seller from the Entire Property shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned and shall be responsible for all expenses incurred prior to the date of Closing to the extent not paid by Tenant.

11.  Seller's Representation and Agreements.

     (a)  Seller represents and warrants as of this date that:

     (i) Except for the lease in existence between Seller and Taco Cabana, Inc., dated May 1, 1992 which was assigned to Texas Taco Cabana LP pursuant to the General Assignment and Assumption of Leases between Taco Cabana, Inc. and TC Lease Holdings III, V and VI, Inc. dated October 28 (changed to 31 to conform to the facts /s/ RG /s/ MG), 1993 and pursuant to the General Assignment and Assumption of Leases between TC Lease Holding III V and VI, Inc. and Texas Taco Cabana LP dated October 23 (chnaged to 31 to conform to the facts /s/ RG /s/ MG), 1993 and pursuant to the Consents and Acknowledgments Concerning Net Lease Agreements between Taco Cabana, Inc. and AEI Real Estate Fund XVIII Limited Partnership dated June 2, 1994, Seller is not aware of any leases of the Property. A copy of the above referenced documents is incorporated herein as "Exhibit "B". The above referenced lease agreement has an


     Buyer Initial /s/ RG  /s/ MG
     Purchase Agreement for: Taco Cabana - New Braunfels, TX


     option  to purchase in favor of the Tenant as set  forth  in article 34 of said lease agreement.

     (ii)   It  is  not  aware  of  any  pending  litigation   or
     condemnation proceedings against the Property or Seller's interest in the Property.

     (iii)  It is not aware of any contracts other than the Lease
     Seller has executed that would be binding on Buyer after the closing date.

     (iv) There are no wells, septic systems, drain fields or any other private sewer system on the Property.

12.  Disclosures.

     (a) To the best of Seller's knowledge: there are not now, and at the Closing there will be, no material, physical or mechanical defects of the Property, including, without limitation, the plumbing, heating, air conditioning, ventilating, electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable governmental , zoning and land use laws, ordinances, regulations and requirements.

     (b) To the best of Seller's knowledge: the use and operation of the Property now is, and at the time of Closing will be, in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements.

     (c) To the best of Seller's knowledge: the Property is not, and as of the Closing will not be, in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions on, under, or about the Property including, but not limited to, soil and ground water conditions. To the best of Seller's knowledge: there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Except as otherwise provided in this Agreement and except to the extent that Seller has knowledge of any hazardous substances or materials on or in connection with the Property which Seller is not disclosing to Buyer hereunder,. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date.

     (d) Subject to Seller's representations contained in the Agreement, including subparagraphs 12(a), (b) and (c) above, Buyer agrees that it shall be purchasing the Property in its then present condition, as is, where is, and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

     (e)   This  Agreement  is  not  subject  to  any  inspection
     contingencies.   Buyer warrants that Buyer is  knowledgeable
     in real estate matters and has made all investigations and inspections which Buyer deems necessary



     Buyer Initial: /s/ RG /s/ MG
     Purchase Agreement for: Taco Cabana - New Braunfels, TX


     and appropriate with regard to its purchase of the Property.
     Buyer acknowledges and agrees that Buyer is not relying upon any representation or warranties made by Seller or Seller's
     Agent in electing to waive inspection contingencies.

     (f) Buyer acknowledges that, having been given the opportunity to inspect the Property and such financial information on the Lessee and Guarantors of the Lease as Buyer or its advisors shall request, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, Express or Implied, or arising by operation of law, including, but not limited to, any warranty or condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability or fitness for a particular purpose, in respect of the Property.

13.  Closing.

     (a) Before the closing date, Seller will deposit into escrow an executed warranty deed subject to Permitted Exceptions conveying insurable title of the Property to Buyer. At Closing, Seller shall deliver to Buyer the following:

          (i) A standard Seller's Affidavit regarding liens and judgments.

          (ii) An Assignment of Seller's interest as lessor under any and all leases affecting the Property, together with Estoppel signed by any and all tenants, or signed by Seller if Seller is unable to obtain signature of tenants, containing a representation that the lease is in full force and effect, there are no breaches under the lease, and there has been no
     prepayment     of rent or payment of a security deposit.

          (v) Seller shall transfer to Buyer all prepaid rent and security deposits, if any, with respect to the Property.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the purchase price when required under Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will sign and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.



     Buyer Initial /s/ RG /s/ MG
     Purchase Agreement for Taco Cabana - New Braunfels, TX


14. Defaults. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies (First, and if made, the final Payments) heretofore paid by the Buyer. Seller shall retain all remedies available to Seller at law or in equity.

     If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notifies Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement. Provided, however, that in no event shall Seller be liable for any actual, punitive, consequential or speculative damages arising out of any default by Seller hereunder.

     15.  Buyer's Representations and Warranties.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and Buyer deems to be reasonable in order to consummate the transactions contemplated herein.

     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.  Damages, Destruction and Eminent Domain.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $20,000 this Agreement shall become null and void, at
     Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii)


     Buyer Initial /s/ RG  /s/ MG
     Purchase Agreement for Taco Cabana - New Braunfels, TX


     any period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Entire Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Entire Property.

     If the cost of repair is less than $20,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer all the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Entire Property, subject to rights of any Tenant of the Entire Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 16a or 16b, the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof).

18.  Agency Information

     (a) Seller's Agent: Marcus and Millichap Real Estate Investment Brokerage Company is the broker representing the Seller (and the Seller only) in this transaction. Bill Gilmore is the broker representing the Buyer (and the Buyer only).

     (b) Other Brokers: Buyer and Seller agree that, in the event any broker other than Agent or a broker affiliated with Agent in involved in the disposition of the Property, Agent shall have no liability to Buyer or Seller for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

     (c) Scope of Agent's Authority and Responsibility: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to any legal, tax, engineering, construction or hazardous materials issues. Except for maintaining the confidentiality of any information regarding Buyer or Seller's financial condition and any future negotiations regarding the terms of this



     Buyer Initial: /s/ RG  /s/ MG
     Purchase Agreement for: Taco Cabana - New Braunfels, TX


     Purchase Agreement, Buyer and Seller agree that their relationship with Agent is at arm's length and is neither confidential nor fiduciary in nature.

     (d) Broker Disclaimer: Buyer and Seller acknowledge that, except as otherwise expressly stated herein, Agent has not made any investigation, determination, warranty or representation with respect to any of the following: (a) the financial condition or business prospects of any tenant, or such tenant's intent to continue or renew its tenancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law; (c) pending or possible future action by any governmental entity or agency which may affect the Property;
     (d) the physical condition of the Property, including but not limited to, soil conditions, the structural integrity of the improvements, and the presence or absence of fungi or wood destroying organisms, (e) the accuracy or completeness of income and expense information and projections, of square footage figures, and of the texts of leases, options, and other agreements affecting the Property; (f) the possibility that lease, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller, or (g) the presence or location of any hazardous materials on or about the Property, including, but not limited to, asbestos, PCB's, or toxic, hazardous or contaminated substances, and underground storage tanks.

18.  Miscellaneous.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by June 1, 1996, through no fault of Seller, Seller may either, at its election, extend the closing date, exercise any remedy available to it by law, including but not limited to terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer will be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.


     Buyer Initial: /s/ RG  /s/ MG
     Purchase Agreement for: Taco Cabana - New Braunfels, TX





                        CONTRACT ADDENDUM


           1. All contingency approval or disapproval is at buyer's sole and absolute discretion and shall be in writing to escrow. If buyer disapproves of any contingency this escrow will be cancelled and deposits returned to buyer.

           2. Buyer and seller both acknowledge that there is no paragraph #17 in this agreement.

           3. Close of escrow is contingent upon buyer closing escrow at 2575 Pacific Avenue in Long Beach, California in which buyer shall execute a 1031 Tax Deferred Exchange into the purchase of 811 I-H 35N New Braunfels, Texas. Seller will cooperate with buyer to facilitate this exchange at no additional cost to seller.





     Buyer Initial /s/ RG  /s/ MG

     Seller Initial

     Purchase Agreement for: Taco Cabana - -New Braunfels, TX




     If to Seller:

          Attention:  Robert P. Johnson
          AEI Real Estate Fund XVIII Limited Partnership
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, MN  55101

     If to Buyer:

          Robert E. & Marie J. Givens
          29392 Big Range RD
          Canyon Lake, CA  92587


      When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller along with the $5,000 First Payment, which, if accepted, will be deposited in to escrow by Seller. Seller has two (2) business days after receipt of the executed offer and First Payment within which to accept this offer; if not accepted by Seller, Seller shall immediately return the payment to Buyer.

      IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:  The Givens Family Trust


     By:  /s/ Robert E Givens, Trustee
              Robert E. Givens, Trustee

     By:  /s/ Marie J Givens, Trustee
              Marie J. Givens, Trustee

SELLER:   AEI  REAL  ESTATE  FUND XVIII  LIMITED  PARTNERSHIP,  a
Minnesota limited partnership.

     By:   AEI Fund Management XVIII, Inc., its corporate general
partner

     By:  /s/ Robert P Johnson
              Robert P. Johnson, President






Buyer Initial /s/ RG  /s/ MG
Purchase Agreement for: Taco Cabana - New Braunfels, TX








                           EXHIBIT "A"
                        Legal Description


Description of a 1.070 acre tract of land, City of New Braunfels, Comal County, Texas.

Being 1.070 acres of land out of the A. M. Esnaurizar Eleven League Grant, Survey No. 1, Abstract No. 1, Comal County, Texas, and being all of that certain called 1 acre tract of land, re-surveyed and found to contain undemonumentation 1.070 acres of land, conveyed by Mission Valley Mills, Inc. West Point - Pepperell, Inc., by Articles of Merger dated August 21, 1978 recorded in Volume 273 on pages 476-481 of the Deed Records of Comal Count Texas, and described more particularly by metes and bounds as follows:

BEGINNING at a one-inch iron pin found in the Northwest line of Interstate highway No. 35, set for the South corner of that certain Lot 1, Block 1, N BRAUNFELS CENTER - UNIT ONE as recorded in Volume 9 on page 390 of the Map Plat Records of Comal County, Texas, being that same Lot 1, Block 1 convey by New Braunfels Factory Outlet Center, Inc., a Texas Corporation to I Hop Realty Corporation, a Delaware Corporation by deed dated June 3, 1991 and recorded in Volume 766 on pages 508-510 of the Official Public Records of Comal County, Texas, for the East corner of the above described 1.070 acre tract;

THENCE with the Northwest line of Interstate Highway 35, the Southeast lin this 1.070 acre tract, in a Westerly direction, along the arc of a circula curve to the right, having a radius of 5,677.0 feet, (Chord S. 60 16' 45" 475.96 feet), a length of arc distance of 476.10 feet to a broken R.O.W. monument found, for the South corner of this 1.070 acre tract;

THENCE with a flare corner, the Southwest line of this 1.070 acre tract, a Northeast line of Interstate Highway 35, N. 26 57' 45"
W. 37.40 feet to a R.O.W. monument found in the Southeast line of
U. S. Highway 81, for the W corner of this 1.070 acre tract;

THENCE with the Southeast line of U. S. Highway 81, the Northwest line of 1.070 acre tract, in a Northeasterly direction, along the arc of a circula curve to the left, having a radius of 2,925.0 feet, (Chord N. 43 20; 30" 444.83 feet), a length of arc distance of 445.26 feet to an iron pin found the West corner of the afore said Lot 1, Block 1, NEW BRAUNFELS CENTER - U ONE, for the North corner of this 1.070 acre tract;

THENCE with the common line between the said Lot 1, Block 1, NEW
BRAUNFELS CENTER - UNIT ONE and this 1.070 acre tract, S. 45 57'
37" E. 173.88 feet the Place of Beginning










                           Exhibit A-1





None